As filed with the Securities and Exchange Commission on May 2, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DynaVox Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1507281
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2100 Wharton Street
Suite 400
Pittsburgh, PA 15203
Telephone: (412) 381-4883
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Marcy Smorey-Giger
Chief Legal Officer
DynaVox Inc.
2100 Wharton Street
Suite 400
Pittsburgh, PA 15203
Telephone: (412) 381-4883
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Joshua Ford Bonnie

Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, NY 10017-3954
Telephone: (212) 455-2000
Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A common stock, par value $0.01 per share	20,451,648	$5.12	$104,712,438	$12,158

(1)   This Registration Statement registers 20,451,648 shares of Class A common stock of DynaVox Inc. issuable upon exchange of an equivalent number of limited liability company units of DynaVox Systems Holdings LLC.   This Registration Statement also relates to such additional shares of Class A common stock of DynaVox Inc. as may be issued with respect to such shares of Class A common stock by way of a stock dividend, stock split or similar transaction.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low per share prices of Class A common stock of DynaVox Inc. as reported on the NASDAQ Global Select Market on April 25, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated May 2, 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

20,451,648 Shares

DynaVox Inc.

Class A Common Stock

DynaVox Inc. may issue from time to time up to 20,451,648 shares of Class A common stock to holders of limited liability company units, or Holdings Units, of DynaVox Systems Holdings LLC upon an exchange of up to an equal number of Holdings Units. Under the exchange agreement we entered into with the owners of Holdings Units on April 21, 2010, as amended, holders of Holdings Units may generally (subject to the terms of the exchange agreement) exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, on the second Friday or last day of each fiscal month occurring following the date of the initial filing of the registration statement of which this prospectus forms a part.  DynaVox Inc. is a public company organized under the laws of Delaware and the sole managing member of DynaVox Systems Holdings LLC, a Delaware limited liability company.

We are registering the issuance of our Class A common stock to permit holders of Holdings Units who exchange their Holdings Units to sell without restriction in the open market or otherwise any of our shares of Class A common stock that they receive upon exchange. However, the registration of our Class A common stock does not necessarily mean that any holders will exchange their Holdings Units. We will not receive any cash proceeds from the issuance of any of the shares of Class A common stock upon an exchange of Holdings Units, but DynaVox Inc. will acquire the Holdings Units exchanged for shares of Class A common stock that are issued to an exchanging holder.

The Class A common stock is listed on the NASDAQ Global Select Market under the symbol “DVOX.” The last reported sale price of the Class A common stock on April 26, 2011 was $5.22 per share.

Investing in our Class A common stock involves risks. See the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our Class A common stock. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2011

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations. We are offering to sell, and seeking offers to buy, only our shares of Class A common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date, regardless of the time and delivery of this prospectus or of any sale of the shares.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

In this prospectus, references to “DynaVox”, the “Company”, “we”, “us” and “our” refer to DynaVox Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to (1) “DynaVox Inc.” refer solely to DynaVox Inc., and not to any of its consolidated subsidiaries and (2) “DynaVox Systems Holdings LLC” refer solely to DynaVox Systems Holdings LLC, a Delaware limited liability company, and not to any of its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, DynaVox Inc. may issue from time to time up to 20,451,648 shares of Class A common stock to holders of Holdings Units of DynaVox Systems Holdings LLC upon an exchange of up to an equal number of Holdings Units. Under the exchange agreement we entered into with the owners of Holdings Units on April 21, 2010, as amended, holders of Holdings Units may generally (subject to the terms of the exchange agreement) exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, on the second Friday or last day of each fiscal month occurring following the date of the initial filing of the registration statement of which this prospectus forms a part.

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DYNAVOX

We develop and market software, devices and content to assist people in overcoming their speech, language or learning disabilities. Our proprietary software is the result of decades of research and development. These assets have positioned us as a leader in two areas within the broader market for assistive technologies—speech generating technologies and special education software.

Our speech generating devices are used by those who are unable to speak, such as adults with amyotrophic lateral sclerosis, often referred to as Lou Gehrig’s disease, strokes or traumatic brain injuries and children with cerebral palsy, autism or other disorders. Our devices allow these individuals to connect with society and control their environment in a variety of ways, including the ability to access the Internet, send text messages and control light switches, televisions and other features of their homes. Our speech generating devices are powered by our software platform that utilizes sophisticated adaptive and predictive language models and our proprietary symbol sets. These devices allow our users to rapidly and efficiently generate speech. Our portfolio of speech generating devices provides users with a broad range of features and designs and makes use of an array of adaptive technology that permits users with physical or cognitive limitations to access and control our devices. Speech generating technologies are prescribed based on evaluations by speech language pathologists and either provided directly by institutions, such as schools, or funded for eligible clients by third-party payors including the U.S. Centers for Medicare and Medicaid Services and private insurance programs.

We provide software for special education teachers and students with complex communication and learning needs. Our software is used by children with cognitive challenges, such as those caused by autism, Down syndrome or brain injury; physical challenges, such as those caused by cerebral palsy or other neuromuscular disorders; as well as by children with learning disabilities, such as severe dyslexia. Symbol-based adapted activities and material are the preferred method of educating children with these special needs. Educators use our proprietary software as a publishing and editing tool to create interactive, symbol-based educational activities and materials for these students and to adapt text-based materials to symbol-based materials for students with limited reading skills. Our Boardmaker® family of products, which utilize our proprietary symbol sets, are the most widely used and recognized tools for creating symbol-based activities and materials in the industry. Funding comes primarily from federal sources including the American Recovery and Reinvestment Act and the Individuals with Disabilities Education Act, but also includes funding from state and local governments as well as private schools and parents of children with special needs.

DynaVox Inc. was incorporated in Delaware on December 16, 2009. Our principal executive offices are located at 2100 Wharton Street, Suite 400, Pittsburgh, PA 15203, and our telephone number is (412) 381-4883.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in DynaVox’s business. We believe these factors include, but are not limited to, those described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each subsequently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or in any prospectus supplement hereto. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any shares of our Class A common stock pursuant to this prospectus, but DynaVox Inc. will acquire the Holdings Units exchanged for shares of Class A common stock that are issued to an exchanging holder.

EXCHANGE OF DYNAVOX SYSTEMS HOLDINGS LLC HOLDINGS UNITS

Subject to the terms of the exchange agreement we entered into with the holders of Holdings Units on April 21, 2010, as amended, holders of Holdings Units (other than DynaVox Inc.) may exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Notwithstanding the foregoing, for so long as Holdings Unit holders other than DynaVox Inc. hold in excess of 25% of the outstanding Holdings Units (including Holdings Units held by DynaVox Inc.), Holdings Unit holders shall only be entitled to effect exchanges on the second Friday or last day of each fiscal month of DynaVox Inc. occurring following the date of the initial filing of the registration statement of which this prospectus forms a part; provided that Holdings Unit holders may effect exchanges on a day that is not the second Friday or last day of a fiscal month of DynaVox Inc. during the one week period immediately following the effective date of such registration statement.  Furthermore, no holder of Holdings Units will be entitled to exchange such units for shares of Class A common stock if such exchange would be prohibited under applicable federal or state securities laws or regulations.

Subject to the more detailed requirements set forth in the exchange agreement, in order to exercise the exchange rights, a Holdings Unit holder must provide a written election of exchange to DynaVox Inc. that such holder desires to exchange a stated number of Holdings Units for an equal number of shares of Class A common stock. This written election of exchange must be executed by such Holdings Unit holder or such holder’s authorized attorney, and be delivered to the principal executive offices of DynaVox Inc. during normal business hours; provided that, for so long as Holdings Unit holders other than DynaVox Inc. hold in excess of 25% of the outstanding Holdings Units (including Holdings Units held by DynaVox Inc.), such written election of exchange shall, as to any exchange to be effected on the second Friday or last day of DynaVox Inc’s fiscal month, be delivered to DynaVox Inc. at least five business days prior to the intended date of the applicable exchange. DynaVox Inc. will deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A common stock, or if there is no then-acting registrar and transfer agent of the Class A common stock, at the principal executive offices of DynaVox Inc., the number of shares of Class A common stock deliverable upon the exchange, registered in the name of the relevant exchanging holder, (x) as to any exchange to be effected on a day other than the second Friday or last day of DynaVox Inc.’s fiscal month, as promptly as practicable following the delivery of such a written election of exchange, and in any event within three business days, or (y) as to any exchange to be effected on the second Friday or last day of DynaVox Inc.’s fiscal month, on the second Friday or last day, as the case may be, of such fiscal month.  To the extent the Class A common stock is settled through the facilities of The Depository Trust Company, DynaVox Inc. will use its reasonable best efforts to deliver the shares of Class A common stock to the account of the participant of The Depository Trust Company designated by such Holdings Unit holder.

DynaVox Inc. and each exchanging Holdings Unit holder will bear their own expenses in connection with the consummation of any exchange, whether or not any such exchange is ultimately consummated, except that DynaVox Inc. will bear any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, any exchange; provided, however, that if any shares of Class A common stock are to be delivered in a name other than that of the Holdings Unit holder that requested the exchange, then such Holdings Unit holder and/or person in whose name such shares are to be delivered will pay DynaVox Inc. the amount of any transfer taxes, stamp taxes, or duties, or other similar taxes in connection with, or arising by reason of, the exchange or will establish to the reasonable satisfaction of DynaVox Inc. that such tax has been paid or is not payable.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences of the exchange of Holdings Units for shares of DynaVox Inc. Class A common stock and the tax consequences of the ownership and disposition of such shares as of the date hereof. Except where noted, this summary deals only with Holdings Units or classes of Class A common stock held as capital assets held by Holders.

As used herein, the term “United States Holder” means a holder of a Holdings Unit or share of Class A common stock that is for United States federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•                  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” is an owner (other than a partnership) that is not a United States Holder.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•                  a dealer in securities or currencies;

•                  a financial institution;

•                  a regulated investment company;

•                  a real estate investment trust;

•                  an insurance company;

•                  a tax-exempt organization;

•                  a person holding our Holdings Units or Class A common stock as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•                  a trader in securities that has elected the mark-to-market method of accounting for your securities;

•                  a person liable for alternative minimum tax;

•                  a person who owns 10% or more of our voting stock;

•                  a partnership or other pass-through entity for United States federal income tax purposes;

•                  a person that received its Holdings Units or Class A common stock as compensation;

•                  a person whose “functional currency” is not the United States dollar;

•                  a United States expatriate

•                  a controlled foreign corporation; or

•                  a passive foreign investment company.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below, possibly with retroactive effect.

If a partnership holds the Holdings Units or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Holdings Units or Class A common stock, you should consult your tax advisors.

This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the exchange of your Holdings Units for shares of Class A common stock, or a disposition of any such shares of Class A common stock received in the exchange, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Taxation of the Exchange

United States Holders

For United States federal income tax purposes, the exchange of Holdings Units for Class A common stock will be a taxable event. You will recognize gain or loss on such exchange to the extent that the fair market value of the shares of Class A common stock (plus cash, if any, and the relief of your share of any liabilities of DynaVox Systems Holdings LLC) exceeds your adjusted basis in the Holdings Units immediately before the exchange. Any gain will be taxed as capital gain except to the extent that the amount received attributable to your share of “unrealized receivables” of DynaVox Systems Holdings LLC exceeds your basis attributable to those assets, which will be taxed as ordinary income. Unrealized receivables include, to the extent not previously included in DynaVox Systems Holdings LLC’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to property) if DynaVox Systems Holdings LLC had sold its assets at or above their fair market value at the time of the exchange. Any loss resulting from such exchange will be taxed as capital loss. Capital gain of non-corporate taxpayers derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Your basis in the Holdings Units received in exchange for a contribution of property had an initial tax basis equal to the basis in the property you contributed to DynaVox Systems Holdings LLC and your share of DynaVox Systems Holdings LLC’s liabilities. Such initial basis is generally increased by your share of DynaVox Systems Holdings LLC’s taxable income and increases in your share of DynaVox Systems Holdings LLC’s liabilities. Your initial basis generally is decreased, but not below zero, by your share of DynaVox Systems Holdings LLC’s distributions, losses, nondeductible expenditures and decreases in your share of DynaVox Systems Holdings LLC’s liabilities.

Non-U.S. Holders

Because DynaVox Systems Holdings LLC is engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its Holdings Units could be treated for United States federal income tax purposes as effectively connected with such trade or business and hence such Non-U.S. Holder could be subject to United States federal income tax on the exchange as follows:

•                  A non-corporate Non-U.S. Holder will be subject to tax on the net gain effectively connected with a U.S. trade or business from such sale under regular graduated United States federal income tax rates.

•                  A Non-U.S. Holder that is a foreign corporation will be subject to tax on its net gain that is effectively connected with a U.S. trade or business in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any gain realized by a Non-U.S. Holder that is not described above will be taxed in the same manner as the gain described under “Taxation of Ownership of Class A Common Stock—Non-U.S. Holders—Gain on Disposition of Class A Common Stock.” You are urged to consult your tax advisors concerning the United States federal income tax consequences of the exchange of Holdings Units for our Class A common stock.

Taxation of Ownership of Class A Common Stock

United States Holders

Dividends

The gross amount of distributions on the Class A common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Subject to certain limitations, dividends received by corporate United States Holders may be eligible for the dividends received deduction. In addition, subject to certain limitations, dividends received prior to January 1, 2013 by non-corporate United States Holders will be eligible for reduced rates of taxation.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of Class A common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Class A common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share of Class A common stock in an amount equal to the difference between the amount realized for the Class A common stock and your tax basis in such shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Dividends

Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•                  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•                  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•                  we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information reporting and backup withholding

United States Holders

In general, information reporting will apply to dividends in respect of our shares of Class A common stock and the proceeds from the sale, exchange or redemption of our Holdings Units and shares of Class A common stock that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Holdings Units and Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation by Reference” and “Where You Can Find More Information.”

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $.01 per share, 1,000,000 shares of Class B common stock, par value $.01 per share and 100,000,000 shares of preferred stock, par value $.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A common stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B common stock

Each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Holdings Unit in DynaVox Systems Holdings LLC held by such holder. Accordingly, the Holdings Unit holders collectively have a number of votes in DynaVox Inc. that is equal to the aggregate number of Holdings Units that they hold.

Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of DynaVox Inc.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•                  the designation of the series;

•      the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•      whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•      the dates at which dividends, if any, will be payable;

•      the redemption rights and price or prices, if any, for shares of the series;

•      the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•      the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•      whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•      restrictions on the issuance of shares of the same series or of any other class or series; and

•      the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A common stock over the market price of the shares of Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market, which would apply so long as the shares of Class A common stock remains listed on the NASDAQ Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we intend to seek confirmation with the NASDAQ Global Select Market that the calculation in this latter case assumes the exchange of outstanding DynaVox Systems Holdings LLC Holdings Units not held by DynaVox Inc.). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer or, for so long as Vestar Capital Partners, a New York-based registered investment adviser (together with its affiliates), continues to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock, by Vestar Capital Partners. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80% or more of all of the outstanding shares of our capital stock entitled to vote.

No Cumulative Voting

The Delaware General Corporation Law, which we refer to as the DGCL, provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company’s amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that from and after the date on which Vestar Capital Partners ceases to beneficially own at least 40% of the total voting power of all the then outstanding shares of our capital stock any action, any action required or permitted to be taken by our stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

However, our amended and restated certificate of incorporation and bylaws will provide that in the event Vestar Capital Partners ceases to beneficially own at least 5% of the total voting power of all the then outstanding shares of our capital stock, we will automatically become subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•      prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•      upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•      On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. If Section 203 were to apply to us, we expect that it would have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

Vestar Capital Partners has no obligation to offer us an opportunity to participate in business opportunities presented to Vestar Capital Partners or its affiliates even if the opportunity is one that we might reasonably have pursued, and that neither Vestar Capital Partners nor its affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is our director or officer, such business opportunity (1) is expressly offered to such director or officer in writing solely in his or her capacity as our officer or director and (2) is not separately offered to Vestar Capital Partners or any of its affiliates or representatives (other than us) by a party other than such director or officer. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock is Wells Fargo Bank, National Association.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “DVOX.”

COMPARISON OF OWNERSHIP OF HOLDINGS UNITS AND CLASS A COMMON STOCK

The information below highlights a number of the significant differences between the rights and privileges associated with ownership of the DynaVox Systems Holdings LLC Holdings Units and DynaVox Inc. Class A common stock. This discussion is intended to assist holders of the Holdings Units in understanding how their investment will change if their Holdings Units are exchanged for shares of Class A common stock.  The following information is summary in nature, is not intended to describe all the differences between the Holdings Units and the Class A common stock and is qualified by reference to our certificate of incorporation and bylaws and to the limited liability company agreement of DynaVox Systems Holdings LLC, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Incorporation by Reference” and “Where You Can Find More Information.”

DynaVox Inc.	DynaVox Systems Holdings LLC

Form of Organization, Purpose and Assets

DynaVox Inc. (the “Corporation”) is a Delaware corporation governed by the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation was founded for the purpose of conducting any business that may be lawfully conducted by a corporation. The Corporation’s sole material asset is an equity interest in DynaVox Systems Holdings LLC. As the sole managing member of DynaVox Systems Holdings LLC, the Corporation operates and controls all of the business and affairs of DynaVox Systems Holdings LLC and, through DynaVox Systems Holdings LLC and its operating subsidiaries, conducts our business.

DynaVox Systems Holdings LLC is a Delaware limited liability company governed by the Delaware Limited Liability Company Act (the “DLLCA”). DynaVox Systems Holdings LLC was formed for the object and purpose of, and the nature of the business to be conducted by DynaVox Systems Holdings LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the DLLCA.

Authorized Share Capital

The total number of shares of all classes of stock the Corporation is authorized to issue is 1,101,000,000 consisting of (i) 100,000,000 shares of preferred stock, par value $.01 per share, (ii) 1,000,000,000 shares of Class A common stock, par value $.01 per share, and (iii) 1,000,000 shares of Class B common stock, par value $.01 per share. The number of authorized shares of any class may be increased or decreased (but not below the number of shares of a particular class then outstanding) by an affirmative vote of the holders of a majority of the voting power entitled to vote thereon.

DynaVox Inc., the managing member, may issue additional Holdings Units or create new classes of units, other equity securities in DynaVox Systems Holdings LLC or other DynaVox Systems Holdings LLC securities.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each Class B stockholder is entitled, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the product of (x) the total number of Holdings Units held of record by such holder multiplied by the exchange rate (as defined in the exchange agreement by and among the Corporation and the holders of Holdings Units from time to time party thereto). However, Class A stockholders and Class B

The business, property and affairs of DynaVox Systems Holdings LLC is vested exclusively in the Corporation, as managing member.

No member, who is not also a managing member, in its capacity as such, has the right to participate in or have any control over the business or management of DynaVox Systems Holdings LLC.

DynaVox Inc.	DynaVox Systems Holdings LLC

stockholders are not entitled to vote on any amendment to the certificate of incorporation that relates solely to the terms of one or more series of outstanding preferred stock if the holders of such preferred stock are entitled to vote thereon.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or the certificate of incorporation.

Under the Corporation’s bylaws, and the DGCL, a majority of the voting power of the common stock issued and outstanding and entitled to vote at a meeting constitutes a quorum of the stockholders at such meeting. When a quorum is present at any such meeting, the vote of the majority of the votes cast shall decide a matter brought before such meeting, unless the question is one upon which by express provision of the certificate of incorporation or bylaws of the Corporation or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Dividend Rights/Distributions

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Pursuant to the limited liability company agreement of DynaVox Systems Holdings LLC, the Corporation has the right to determine when distributions will be made to members of DynaVox Systems Holdings LLC and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the members of DynaVox Systems Holdings LLC Holdings Units pro rata in accordance with the percentages of their respective limited liability company interests.

The holders of limited liability company interests in DynaVox Systems Holdings LLC, including the Corporation, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of DynaVox Systems Holdings LLC. Net profits and net losses of DynaVox Systems Holdings LLC will generally be allocated to the holders of DynaVox Systems Holdings LLC Holdings Units (including the Corporation) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of DynaVox Systems Holdings LLC provides for cash distributions, which we refer to as “tax distributions,” to the holders of limited liability company interests in DynaVox Systems Holdings LLC if the Corporation, determines that the taxable income of DynaVox Systems Holdings LLC will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our

DynaVox Inc.	DynaVox Systems Holdings LLC

estimate of the taxable income of DynaVox Systems Holdings LLC allocable to a holder of limited liability company interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from DynaVox Systems Holdings LLC for the relevant year were insufficient to cover such tax liabilities.

Liquidity

With the exception of Class A common stock held by our affiliates, the Class A common stock is freely transferable.

Class A common stock is not convertible or exchangeable into any other class of security issued by us or DynaVox Systems Holdings LLC.

The Class A common stock is listed on the NASDAQ Global Select Market.

Except as otherwise specified in DynaVox Systems Holdings LLC’s limited liability company agreement and as described below, no member who is not also a managing member may transfer any of its Holdings Units without the prior written consent of the managing member. The managing member may grant or withhold such consent at its sole discretion. Notwithstanding the preceding sentence, under certain circumstances a member who is not also a managing member may be allowed to transfer certain rights of a portion of its Holdings Units to certain trusts for estate planning purposes.

Furthermore, under the exchange agreement we entered into with the owners of Holdings Units on April 21, 2010, as amended, holders of Holdings Units may generally (subject to the terms of the exchange agreement) exchange their Holdings Units for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications, on the second Friday or last day of each fiscal month occurring following the date of the initial filing of the registration statement of which this prospectus forms a part.

Management

The Corporation’s board of directors manages its business and affairs. Accordingly, except for their vote in the election of directors and their vote in specified major transactions, the Class A common stockholders, as such, do not directly have any control over our business and affairs.

The Corporation, as managing member, manages the business and affairs of DynaVox Systems Holdings LLC. No member who is not also a managing member, in its capacity as such, has any right to participate in the conduct, control or management of DynaVox Systems Holdings LLC.

Fiduciary Duties of Directors/Managing Member

Under Delaware law, the directors of the Corporation owe the Corporation and its stockholders fiduciary duties, including the duties of care and loyalty, and are

Pursuant to DynaVox Systems Holdings LLC’s limited liability company agreement, the members expressly agree, to the maximum extent permitted by law, that the members (including the managing member) shall owe

DynaVox Inc.	DynaVox Systems Holdings LLC

required to act in good faith in discharging their duties.

Under the Corporation’s certificate of incorporation, to the extent permissible under Delaware law, no member of the board of directors is personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.

no duties (including fiduciary duties) to DynaVox Systems Holdings LLC, the other members or any other person who is a party to or otherwise bound by the limited liability company agreement. Furthermore, to the extent any member (including without limitation, the managing member) of DynaVox Systems Holdings LLC owes any duties (including fiduciary duties) and liabilities to DynaVox Systems Holdings LLC, to another member (including without limitation, the managing member), no such member acting under DynaVox Systems Holdings LLC’s limited liability company agreement will be liable to DynaVox Systems Holdings LLC or to any other member for its good faith reliance on the provisions of the limited liability company agreement of DynaVox Systems Holdings LLC.

Indemnification

To the fullest extent permitted by law, the Corporation will indemnify any current or former director or officer in any suit against all loss and liability suffered and expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with such a suit.

DynaVox Systems Holdings LLC will indemnify any person or entity who has been or will be made party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that he, she or it, or a person of which he, she or it is the legal representative, is or was a member or an officer (whether brought on behalf of DynaVox Systems Holdings LLC or otherwise) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorney’s fees) actually incurred by such indemnified person or entity in connection with such proceeding, appeal, inquiry or investigation, if such indemnified person or entity acted in good faith.

No indemnified person or entity shall be entitled to any indemnity in connection with any proceeding brought (i) by such indemnified person or entity against DynaVox Systems Holdings LLC (other than to enforce the rights of such indemnified person or entity to indemnification by DynaVox Systems Holdings LLC), any member or officer, or (ii) by or in the right of DynaVox Systems Holdings LLC, without the prior written consent of the managing member.

Number of Directors; Election of Directors; Filling of Vacancies; Removal of Directors/ Managing Member

The number of directors shall be fixed from time to time by resolution adopted by affirmative vote of a majority	The non-managing members of DynaVox Systems Holdings LLC have no right to remove the managing

DynaVox Inc.	DynaVox Systems Holdings LLC

of the board of directors of the Corporation.

The directors are elected by a vote of a plurality of those holders of Class A common stock and Class B common stock and others entitled to vote that are present (in person or by proxy) at a meeting in which such votes are cast. Additionally, if a series of preferred stock is entitled to vote separately to elect its own director(s), then the holders of such a series will have the right to such election. Any director elected to the board by preferred stockholders will serve in addition to the number of directors required by a resolution of the board of directors.

Any vacancy on the board of directors shall be filled only by a vote of the majority of the board of directors then in office, although less than a quorum, or by a sole remaining director.

Any director, or the entire board, may be removed, with or without cause, by a vote of the majority of the stockholders entitled to vote for such director(s).

member.

Director/General Partner Nominations by Stockholders/Members

The Corporation’s bylaws require that Class A common stockholders must give advance notice of a director nomination prior to a meeting in which such a nomination will be voted on. Specifically, the nomination must generally be delivered to the Secretary of the Corporation at our executive offices between 90 and 120 days before the first anniversary of the preceding year’s annual meeting. Nominations must contain all that is required to be disclosed in a proxy solicitation by Regulation 14A under the Exchange Act, the nominee’s written consent to be named in the proxy and to serve as a director and certain other information required by the Corporation’s bylaws. Finally, a Class A common stockholder’s nomination may be disregarded if the Class A common stockholder (or its qualified representative) does not appear at the meeting in which the voting takes place.

As noted above, the non-managing members of DynaVox Systems Holdings LLC have no right to remove the managing member.

Stockholder/Member Proposals

Class A common stockholders and other stockholders may make proposals to be voted on at a meeting in which such voting takes place. Notice of such proposals must be made in the same timely manner as is required for director nominations and must contain the information set forth in the Corporation’s bylaws. A stockholder’s proposal may be disregarded if the stockholder (or its qualified representative) is not present at the meeting in which the voting takes place.

No member who is not also a managing member, in its capacity as such, has any right to participate in the conduct, control or management of DynaVox Systems Holdings LLC.

DynaVox Inc.	DynaVox Systems Holdings LLC

Special Meetings Called by Stockholders/Members

The Corporation’s bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board or the chief executive officer or, for so long as Vestar Capital Partners continues to beneficially own at least 40% of the total voting power of all the then outstanding shares of the Corporation’s capital stock, by Vestar Capital Partners.

Under the DynaVox Systems Holdings LLC limited liability company agreement, members who are not also managing members are not permitted to call special meetings of DynaVox Systems Holdings LLC.

Action Through Writing

The Corporation’s certificate of incorporation provides that from and after the date on which Vestar Capital Partners ceases to beneficially own at least 40% of the total voting power of all the then outstanding shares of the Corporation’s capital stock, any action required or permitted to be taken by our stockholders may not be effected by consent in writing by such stockholders unless such action is recommended by all directors then in office.

No member who is not a managing member shall have any right to vote on any matter involving DynaVox Systems Holdings LLC. The conduct, control and management of the company shall be vested exclusively in the managing member. In all matters relating to or arising out of the conduct of the operation of DynaVox Systems Holdings LLC, the decision of the managing member shall be the decision of DynaVox Systems Holdings LLC.

Amendments to Governing Instruments

Pursuant to the DGCL, the certificate of incorporation of the Corporation may only be amended by the board of directors with the approval of a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of any class of stock affected by the amendment.

The Corporation’s certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal its bylaws and that its stockholders may only amend the Corporation’s bylaws with the approval of 80% or more of all of the outstanding shares of the Corporation’s capital stock entitled to vote.

The managing member may, at its sole discretion, generally amend DynaVox Systems Holdings LLC’s limited liability company agreement without the approval of any other member or other person. However, subject to certain specified exceptions, including in connection with the issuance of new classes of units or other types of interests in DynaVox Systems Holdings LLC, no amendment may materially and adversely affect the rights of a holder of DynaVox Systems Holdings LLC Holdings Units, as such, other than on a pro rata basis with other holders of DynaVox Systems Holdings LLC Holdings Units of the same class without the consent of such holder (or, if there is more than one such holder that is so affected, without the consent of a majority of such affected holders in accordance with their holdings of Holdings Units).

Asset Sales, Mergers and Consolidations

Pursuant to the DGCL, the board of directors may sell, lease or exchange all or substantially all the Corporation’s assets when authorized by a majority of the stockholders entitled to vote on a resolution granting such authorization.

The Corporation may merge or consolidate with another entity upon the board of directors recommending such action and subsequent approval of a majority of the stockholders entitled to vote on mergers and consolidations. In general, the information submitted to

The Corporation, as managing member, has the authority and sole discretion to determine if, when and on what terms any or all of DynaVox Systems Holdings LLC’s assets are sold and whether DynaVox Systems Holdings LLC should merge, consolidate, reorganize or combine with or into another entity.

DynaVox Inc.	DynaVox Systems Holdings LLC

the stockholders by the board of directors must include (i) the terms and conditions of the merger or consolidation; (ii) the mode of carrying the transaction into effect; (iii) in the case of a merger, any changes that are to be made to the certificate of incorporation of the surviving company (or if no such changes, a statement that the certificate of incorporation of the surviving company shall be the applicable certificate of incorporation); (iv) in the case of a consolidation, that the certificate of incorporation of the resulting corporation shall be as is set forth in an attachment to the consolidation agreement; (v) the manner, if any, of converting the shares of the constituent corporations into an interest in the surviving or newly created entity; and (vi) such other details or provisions as are deemed desirable.

Rights on Dissolution

Upon the Corporation’s dissolution or liquidation or the sale of all or substantially all of the Corporation’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of the Corporation’s Class A common stock will be entitled to receive pro rata the Corporation’s remaining assets available for distribution.

Upon dissolution, the managing member, or such member or liquidating trustee as shall be named by the managing member, shall wind up and liquidate the business and property of DynaVox Systems Holdings LLC. The assets of DynaVox Systems Holdings LLC shall be applied in the following manner and order of priority: (i) to creditors, including members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of DynaVox Systems Holdings LLC (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof and (ii) the balance shall be distributed to the members in accordance with their respective units and pro rata in respect of each class of units.

Access to Books and Records

Members of the general public have a right to inspect our public documents, available at the Securities and Exchange Commission’s offices and through its electronic filing system (EDGAR).

Under the DGCL, stockholders have the right to access a list of stockholders and others entitled to vote at a meeting. This list must be produced by us at least 10 days in advance of any meeting in which voting is to take place. The list must contain the names and addresses of all stockholders as well as the number of shares each holds. Stockholders may only access the list for purposes of conducting stockholder business.

Members are entitled to receive all DynaVox Systems Holdings LLC information necessary to enable each member to prepare its federal, state and local income tax returns.

Dissolution

The Corporation has a perpetual term.	DynaVox Systems Holdings LLC was formed on April 20, 2004 and will continue in existence perpetuity until

DynaVox Inc.	DynaVox Systems Holdings LLC

termination when (i) all of the assets of DynaVox Systems Holdings LLC, after payment of or due provision for all debts, liabilities and obligations of DynaVox Systems Holdings LLC, have been distributed to the members and (ii) the certificate of formation of DynaVox Systems Holdings LLC has been cancelled.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of up to 20,451,648 shares of Class A common stock to holders of up to an equal number of Holdings Units. The shares of Class A common stock registered under this prospectus will only be issued to the extent that holders of Holdings Units exchange such Holdings Units. DynaVox Inc. will not receive any cash proceeds from the issuance of any shares of its Class A common stock pursuant to this prospectus, but DynaVox Inc. will acquire the Holdings Units exchanged for shares of Class A common stock that are issued to an exchanging holder. The expenses associated with the distribution of the Class A common stock registered under this prospectus will be borne by DynaVox Inc.

LEGAL MATTERS

The validity of the shares of Class A common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Simpson Thacher & Bartlett LLP has from time to time acted as counsel to Vestar Capital Partners and its affiliates in certain matters, and an investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own interests representing less than 1% of the capital commitments of certain investment funds managed by Vestar Capital Partners.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement and any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the shares of Class A common stock by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

1.                           Annual Report on Form 10-K for the year ended July 2, 2010, filed on September 30, 2010 (File No. 001—34716);

2.                           Quarterly Report on Form 10-Q for the quarter ended October 1, 2010, filed November 12, 2010 (File No. 001—34716);

3.                           Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, filed February 9, 2011 (File No. 001—34716);

4.                           Current Report on Form 8-K, dated December 6, 2010, filed December 6, 2010 (File No. 001—34716);

5.                           Current Report on Form 8-K, dated December 23, 2010, filed December 23, 2010 (File No. 001—34716);

6.                           The Definitive Proxy Statement on Schedule 14A, filed October 15, 2010 (File No. 001—34716);

7.                           The description of shares of Class A common stock contained in the Registration Statement on Form 8-A, dated April 22, 2010 (File No. 001—34716), of DynaVox Inc., filed with the SEC under Section 12(b) of the Exchange Act; and

8.                           All documents filed by DynaVox Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from DynaVox Inc., at 2100 Wharton Street, Suite 400, Pittsburgh, PA 15203. You also may contact us at (412) 381-4883or visit our website at http://www.dynavoxtech.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase the shares offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC relating to the shares of Class A common stock covered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC.

You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the information requirements of the Exchange Act, and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We make available free of charge on the Investor Relations section of our website (http:// www.dynavoxtech.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act. We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred or expected to payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$12,158
Printing Expenses	$2,850
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$35,000
Miscellaneous	$4,992
Total	$80,000

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We currently maintain liability insurance for our directors and officers. Such insurance is available to our directors and officers in accordance with its terms.

Item 16. Exhibits.

Following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein.

Exhibit No.	Description of Exhibit
4.1	Restated Certificate of Incorporation of the Registrant.(1)
4.2	Amended and Restated Bylaws of the Registrant.(1)
5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the legality of the securities being registered.
10.1	Third Amended and Restated Limited Liability Company Agreement of DynaVox Systems Holdings LLC, dated as of April 21, 2010.(2)
10.2	Exchange Agreement, dated as of April 21, 2010, among DynaVox Inc. and the holders of Holdings Units from time to time party thereto.(2)
10.2.1	Amendment No.1 to Exchange Agreement, dated as of April 26, 2011, among DynaVox Inc. and the Holdings Unitholders party thereto.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to the Registration Statement).

(1)          Incorporated by Reference to the Registrant’s Registration Statement on Amendment No. 1 to Form S-1 (Registration No. 333-164217), as filed with the SEC on February 12, 2010.

(2)          Incorporated by Reference to the Registrant’s Current Report on Form 8-K (File No. 001-34716), as filed with the SEC on April 27, 2010.

Item 17. Undertakings.

A.                     The undersigned registrant hereby undertakes:

(1)                    To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement;

(i)                                to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                             to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430B:

A.                       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.                         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5)                    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.                              Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.                           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.                        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.                       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.                       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on April 29, 2011.

DYNAVOX INC.

By:	/s/ EDWARD L. DONNELLY, JR.
Name: Edward L. Donnelly, Jr.
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Edward L. Donnelly, Jr., Michelle L. Heying, Kenneth D. Misch and Marcy Smorey-Giger, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD L. DONNELLY, JR.	Director and Chief Executive Officer (Principal Executive Officer)	April 29, 2011
Edward L. Donnelly, Jr.

/s/ KENNETH D. MISCH	Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2011
Kenneth D. Misch

/s/ ROGER C. HOLSTEIN	Director	April 29, 2011
Roger C. Holstein

/s/ ERIN L. RUSSELL	Director	April 29, 2011
Erin L. Russell

/s/ JOANN A. REED	Director	April 29, 2011
JoAnn A. Reed

/s/ AUGUSTINE NIETO II	Director	April 29, 2011
Augustine Nieto II

/s/ JAMES W. LIKEN	Director	April 29, 2011
James W. Liken

/s/ MICHAEL J. HERLING	Director	April 29, 2011
Michael J. Herling

/s/ MICHAEL N. HAMMES	Director	April 29, 2011
Michael N. Hammes

/s/ WILLIAM E. MAYER	Director	April 29, 2011
William E. Mayer